TODD SHIPYARDS CORPORATION ANNOUNCES U.S. COAST GUARD EXERCISE OF OPTION FOR OVERHAUL OF

USCGC HEALY (WAGB-20)

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...October 15, 2007...Todd Shipyards Corporation (NYSE:TOD) announced today that the U.S. Coast Guard ("Coast Guard") has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific"), a $3,443,681 modification to previously awarded contract HSCG85-05-C-625306 in support of repairs and alterations performed during the dockside availability of the icebreaker USCGC Healy (WAGB-20). The contract modification provides for the alteration and repair of the ship's systems, engines and shipboard equipment. The work will be accomplished at the Coast Guard's pier in Seattle beginning immediately and is expected to be completed in January 2008.

Todd's work in support of the dockside availability of the Healy is being performed pursuant to the Company's five-year multi-option firm fixed-price supply contract with the Coast Guard for the overhaul and continued maintenance of the cutter stationed at the United States Coast Guard Integrated Support Center in Seattle, Washington. The Healy was placed in service in 2000 and is the newest icebreaker in the United States Coast Guard fleet. The contract was originally awarded to Todd Pacific in September 2005.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.